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                                                                   EXHIBIT 23



Consent of Independent Accountants

Ford Motor Company
Ford Motor Credit Company
Dearborn, Michigan

Re:  Ford Credit Savings Plan Registration Statement

We consent to the incorporation by reference in the registration statements of Ford Motor Company on Form S-8 (File No. 33-54304) of our report dated June 21, 1996 on our audits of the financial statements and financial statement schedules of the Ford Credit Savings Plan as of December 31, 1995 and for the period from January 1, 1995 to December 31, 1995 to the Boards of Directors of Ford Motor Company and Ford Motor Credit Company which is included in this Annual Report on Form 11-K.



/s/ Coopers & Lybrand L.L.P.


Coopers & Lybrand L.L.P.
400 Renaissance Center
Detroit, Michigan  48243
June 25, 1996